Exhibit 99.1

Shareholder Letter Q4 2020

Full Year 2020 Key Performance Indicators:



Ending Policies in Force (PIF)
81,504
88,099
92,635
2018
2019
2020



Accident Year Loss Ratio
80.6%
75.7%
57.4%
2018
2019
2020



Accident Year Contribution Margin
(7.7%)
(0.6%)
18.1%
2018
2019
2020



Contribution Margin
(10.4%)
1.5%
11.8%
2018
2019
2020



EOY Avg Annual Premium Per Policy
1,185
1,202
1,111
2018
2019
2020



EOY In Force Premium ($M)
97.0
106.0
103.0
2018
2019
2020

Financial Highlights

57.4%	18.1%	92,635
Accident Year Loss Ratio	Accident Year Contribution Margin	EOY Policies in Force

New Development Highlights

Toggle® A Farmers® Company

Toggle, a member of the Farmers Insurance family, became a Metromile Enterprise client



Underwriting report costs expected to be reduced by 36% effective 2H 2021



Pulse device cost reduced by 26% at the end of 2020



Data cost for new Pulse devices reduced by 65% effective Q2 2021



Incremental Servicing Expense for new policies at the end of 2020 is 9%, supporting our long-term contribution margin objectives

Dear Shareholders,

We are excited to welcome you to the Metromile family.

When we started Metromile, we knew auto insurance was unfair. Most people drive less than average yet pay as much as the 35% of people who drove the most.

We've changed that inequitable approach: we've made insurance real-time, individualized, and fairer. Now, drivers in nearly every walk of life — people who work from home, retirees, and urban, suburban, and rural dwellers alike — save 47% a year on average by switching to Metromile and paying for the miles they drive.

For our shareholders: we believe the most powerful advantage in auto insurance is grounded in technology and experience — not marketing or brand awareness. As the world rapidly digitizes, Metromile has worked to build a more engaging and more profitable insurance enterprise from Day 1.

Our customers are at the heart of our success. Drivers switch to Metromile to save and we believe they stay because of the experience. We believe our year-end Net Promoter Score (NPS) of 56 demonstrates our ability to deliver a delightful experience and retain customers. As a result, we ended 2020 with a new customer one-year retention of 69.4% and a new customer average lifetime of 3.4 years.

Before the COVID-19 pandemic, more than half of U.S. drivers drove fewer than 12,000 miles per year, which is considered low mileage in the industry. Since March 2020, new driving behaviors have brought pay-per-mile auto insurance mainstream. We're seeing more consumers appreciate and seek the value of a fairer model based on actual driving instead of group-based proxy pricing.

As stay-at-home orders begin to subside, we expect some return to historical driving patterns. We also expect some emerging shifts to persist, creating tailwinds for our business, such as the wider adoption of remote work and flexible in-office hours, which we believe will reduce annual miles driven for a larger percentage of U.S. drivers. A 2020 Gartner survey of CFOs revealed that nearly three-fourths (74%) of companies plan to shift a portion of previously on-site employees to remote work permanently, post-pandemic. We reflect the trend ourselves: we now employ Metromilers in 24 states! We believe the movement toward flexible work demands flexible insurance that matches a driver's new needs.

We are also closely watching the evolution of autonomous driving technologies and are actively seeking new ways to reward drivers who leverage driving technologies that improve their safety. 2020 We ended 2020 with 92,635 Policies in Force, up 5.1% from the end of 2019, and fin - ished the year proud of our performance, despite the challenges of COVID - 19. Over 100 million drivers in the U.S. can realize significant savings with our digital, per - mile auto insurance. We believe our profitable and unique marketing channels, cou - pled with our balance sheet strength, give us the foundation needed to accelerate our growth into 2021 and beyond. For the full year 2020, our Accident Year Loss Ratio and Loss Adjustment Expense Ra - tio were 57.4% and 11.5%, respectively. Together with our Servicing Expenses of 14.2%, our Accident Year Contribution Margin was 18.1%, which was a sizable improvement from 2019. We consider Accident Year Contribution Margin the best measure of the profitability of our policies in force. From Q2 to Q4 2020, nationwide driving dropped approximately 30% from the same period in 2019, which resulted in automatic savings for our customers who stayed close to home, but significantly reduced our average premium per policy. Despite this decline, our Loss Ratio remained on target. Growing Forward Our core operating tenet is to price toward unit economic targets, supported by our cost of capital, and grow as quickly as possible within those constraints . We believe this discipline is designed to create substantial returns from invested dollars, but most importantly, enhances our ability to scale the business more rapidly over the long term . Adverse selection — a phenomenon caused by inaccurate pricing and underwriting models primarily aimed at increasing growth rates over the short - term — leads to unprofitable underwriting results, ultimately forcing price increases for all customers, which drives up attrition, generating a negative return on the invested capital used for marketing. We believe that shareholder value and customer savings are realized when pricing reflects the true underlying risk, coupled with advantaged segmentation and technology - enabled operating efficiency. In achieving a strong Contribution Margin, we have now achieved profitable unit eco - nomics, and in turn, reliable growth in nearly all of the states where we operate. With over 45 million low - mileage drivers who can save with Metromile today, we see an incredible opportunity for years and decades of sustained growth. To further support our growth objectives, in 2020, we created new ways for drivers to discover Metromile. We launched Ride Along, which allows a driver to download our app, drive like they typically would for about two weeks, and immediately see their per - mile savings by switching to Metromile — all from their phone. Drivers can also earn additional discounts for demonstrating safe driving during the trial. This program has shown strong early unit economics, with Ride Along users’ sharing activity leading to a lower cost per acquisition than traditional digital marketing channels. We also began partnering with automotive OEMs to introduce Metromile to more low - mileage drivers shortly after their purchase of a new connected vehicle. The early launches with Ford and other OEMs have shown promising opportunities, but much work remains as we try to match the consumer savings opportunity with a more pas - sive potential buyer. As we iterate on these marketing programs throughout the year, we will share more on this channel’s potential to add to our growth. Our direct - to - consumer digital marketing engine was scaled during Q4 2020, fol - lowing several successful quarters of profitable unit economics and the signing of the transaction documents to secure the capital from the business combination that we completed in Q1 2021. As we have scaled spend, we continue to see superior unit eco - nomics and believe our original growth plans we communicated in November 2020 remain achievable.

Our total customer acquisition cost includes marketing expenses, underwriting costs, and the costs of delivering and installing our Pulse device in customers’ cars. We are pleased to have reduced our Pulse device costs by 26% at the end of 2020 . These lower - cost devices will begin shipping in Q2 2021, and we expect this will help us reduce our customer acquisition cost. Additionally, we recently restructured our third - party underwriting report service contracts and online quote flow. We expect this to reduce our overall underwriting costs by 36%, beginning in the second half of 2021, which will also help us manage to a lower customer acquisition cost. As we look at 2021 and beyond, we are excited about delivering our previously shared growth plans . We intend to expand the availability of Metromile’s per - mile auto insur - ance offering nationwide, with the ability to service nearly all U . S . states by the end of 2022 . We expect to launch in new states beginning in the second half of 2021 . Further, we expect to begin offering bundled insurance products by Q4 2021, creating several benefits for our customers and the business. Bundling discounts are designed to help our customers save even more and enhance our ability to provide a holistic offering and customer experience while reducing customer attrition and growing the average lifetime value of a new customer. Metromile Enterprise Often, insurance carriers must make difficult trade - offs between profitability and customer satisfaction. Our claims technology platform has demonstrated that smarter claims management can enable a seamless customer experience with high NPS, lower operational expense, and lower loss ratios by modeling accidents and predicting fraud. Metromile Enterprise is a cloud - based software - as - a - service business that is gaining exceptional traction in the industry. Increasingly, insurance carriers globally are licens - ing our claims platform to automate their claims operations and bridge the digital customer experience divide. We’re proud to share our newest Metromile Enterprise client is Toggle, a member of the Farmers Insurance family and one of the top 25 P&C companies in the U . S . Toggle is live with REPORT, our first notice of loss (FNOL), and STREAMLINE end - to - end claims automation products, integrated with its cloud - based Guidewire deployment Banff. Toggle has also decided to deploy our PORTAL and DETECT fraud detection products by the end of the year. Earlier this year, we shared that Legacy Insurance Services, which specializes in per - sonal automobile insurance in the western U.S. as a member of the Western National Insurance Group of companies, licensed two Metromile Enterprise products, REPORT and DETECT, to improve their claims efficiency and lower loss adjustment expenses. Having launched Metromile Enterprise in 2019 with our first customer Tokio Marine, Japan’s largest P&C carrier, we believe these new clients are further proof of the vast opportunity to license our claims platform globally to improve carriers’ customer experiences and combined loss ratios. We look forward to working with more carriers around the globe to operate with greater efficiency, automate claims for faster reso - lution, reduce losses and fraud, and unlock employee productivity. With Metromile’s business combination transaction closing in February 2021, we are thrilled to join the public markets. We believe we provide an amazing customer value proposition and incredible product experience arising from our uniquely advantaged technology, and we are committed to disciplined, strong growth that we believe should deliver substantial shareholder returns over time. Thank you for your partnership. We look forward to building the future of insurance together. 2020 Results, KPIs and Non - GAAP Financial Measures P oli c i e s in F o r ce • We grew Policies in Force by 5 . 1 % from year - end 2019 to 92 , 635 . • Our focus on profitable unit economics drove our decision to reduce marketing spend beginning in 2019 . We began increasing marketing spend in Q 4 2020 as our model proved out with scale, and we committed to returning to growth . Premium • Average Annual Premium per Policy, defined as Direct Earned Premium divided by the Average Policies in Force for the period, was $ 1 , 111 at the end of 2020 .

• Direct Earned Premium, which we believe to be the most relevant measure of top - line revenue for our auto insurance product, was $99.7 million. • Premium Run - Rate, defined as ending Policies in Force times Average Annual Premium per Policy, represents the amount of “in force” premium at the end of a period. We ended 2020 with $103.0 million in Premium Run - Rate. • Because our premium is primarily a product of our customers’ total number of miles driven, fluctuations in driving patterns can affect Average Premium per Policy. Therefore, the total premium may vary in any given period. In particular, the surge in the COVID - 19 pandemic and resulting government restrictions in Q4 2020 caused miles driven to decrease by 21.5% relative to the same period in 2019. Retention • At year - end 2020, our one - year new customer retention was 69.4% for policies that completed their second term in Q4 2020. Retention is the percentage of new customers who remain with us after their first two policy terms. It is inclusive of all cancellation reasons, whether customer - or company - initiated. • One - year retention for new customers in 2020 is slightly elevated over our origi - nal and future expectations, as some cancellations resulting from non - payment were not processed in 2020 due to government - mandated COVID - 19 payment extensions. • Our average policy life expectancy for a new customer was 3.4 years at year - end. As policies age, retention rates improve, and thus the overall policy life expectancy of our overall book is significantly higher than our new policy life. G A AP G r o s s Ma r gin • GAAP Gross Margin in 2020 was (40.3)% compared to (9.3)% in 2019. Our GAAP Gross Margin declined year - over - year, primarily due to a decrease in up - front per policy fees we received from reinsurers for new policies sold in 2020 relative to 2019. GAAP Gross Margin includes the effects of reinsurance, thereby increas - ing this measure’s volatility without corresponding changes in the underlying business or operations. • We are renegotiating our current reinsurance program, and this will impact our reported GAAP Gross Margin going forward. Loss Ratio and Contribution Margin • Our Accident Year Loss Ratio was 57.4% for 2020, representing an 18.3 - point improvement from 2019. This Accident Year Loss Ratio improvement results from year - over - year pricing improvements, advantages from our per - mile and be - havioral pricing, enhanced fraud detection using our proprietary claims plat - form, and our focus on investing in known profitable segments . • Our Accident Year Loss Adjustment Expense Ratio was 11.5% for 2020, represent - ing an improvement of 40 basis points from 2019. • Accident Year Loss and Loss Adjustment Expense Ratios represent the ultimate expected loss and loss adjustment expense from accidents incurred in that peri - od. To calculate this metric, we estimate the total number of claims in the acci - dent period and the ultimate value of the claims. The reserve is the value of the claims net of payments already made. Each quarter, the reserves are reassessed for all periods, going back to when we purchased our carrier in 2016. Thus, prior periods will experience favorable development (reductions in reserves for past periods) or unfavorable development (increases in reserves for past periods). • In 2020, we had $0.3 million of unfavorable prior period loss development and $6.2 million of unfavorable prior period loss adjustment expense development. While we always aim to be adequately reserved, it is impossible to predict the future. For Accident Years 2018 through 2020, we have averaged 0.5 points of favorable combined loss and loss adjustment expense development from our initial point estimate. • Servicing Expenses include all variable costs associated with managing a poli - cy, including bad debt, taxes, payment processing fees, data costs, underwrit - ing reports, and more. In 2020, Servicing Expenses were 14.2% of Direct Earned Premium, representing an increase of 30 basis points from 2019. The COVID - 19 pandemic caused us to experience an elevated amount of bad debt due to reg - ulator - mandated requirements to extend payment due dates for customers; we expect to begin to return to normalized levels in Q2 2021.

- We renegotiated and reduced our data costs by 65% for new Pulse devices. These lower-cost devices will begin shipping in Q2 2021, which will help lower our future Servicing Expenses.
- Notably, at the end of 2020, we estimate our **incremental Servicing Expenses for each marginal new policy sold was approximately 9%**. This estimate considers only the components that scale directly with volume and incorporates the impact of successful renegotiations, such as our data cost agreement, which will reduce future Servicing Expenses. As we scale our Policies in Force, our overall Servicing Expenses will begin to reflect the marginal cost we see today.
- Accident Year Contribution Profit was $18.4 million, and Accident Year Contribution Margin was 18.1%. These non-GAAP financial measures exclude the results of prior period development on loss and loss adjustment expense. Because Accident Year Contribution Margin represents the best estimate of the profitability of the in-force portfolio, this is the financial measure we use to estimate the lifetime value of a customer. Incorporating prior period development, the Calendar Year Contribution Margin in 2020 was 11.8%.

Enterprise Software Revenue

- Revenue for Metromile Enterprise consists of both recurring software and non-recurring services revenue. Our primary KPI is recurring software revenue, which is durable and high-retaining. We ended 2020 with $5.7 million of total enterprise software revenue recognized and $4.2 million of booked annual recurring revenue.

Operating Expense (R&D & G&A & Enterprise Costs)

- Total operating expense, which excludes loss, loss adjustment expenses, marketing and sales, and variable costs associated with servicing policies, was $41.0 million, a 9% reduction from the prior year.

Acquisition Expense

- Total marketing, sales, underwriting, and device costs were $14.0 million in 2020 compared with $27.0 million in 2019. During Q4 2020, we began to ramp up marketing spend in anticipation of closing the business combination and receipt of cash proceeds in early 2021.
- We reduced our new Pulse device cost at the end of 2020 and now pay 26% less per device. We also negotiated new underwriting report costs. We estimate we will pay approximately 36% less on a per-policy basis, which will begin to earn-in in mid-2021.

Reinsurance Costs

- Through 2020, we ceded 85% of our premium to five reinsurance partners. As a private company, these treaties helped to finance our capital needs in addition to mitigating risk. The financial effect of these costs, recently and historically, are represented in our GAAP Gross Profit.

Cash

- Cash and cash equivalents totaled $19.2 million on December 31, 2020, compared to $18.7 million on December 31, 2019. Our business combination, which closed in February 2021, resulted in net proceeds to Metromile of approximately $300.0 million, which will be reflected in our balance sheet for the quarter ending March 31, 2021.
- We utilized a portion of our cash after the closing of the business combination to pay any remaining debt not paid as part of the consummation of the transaction, which was approximately $37.0 million.
- We are also actively restructuring our reinsurance program. As part of this restructuring and to ensure adequate capitalization at the insurance carrier, approximately $50.0 million of cash and cash equivalents will move from unrestricted to restricted in Q1 2021, a portion of which we will use for reinsurance commutation settlement.

Q4 2020 Results, KPIs, and Non-GAAP Financial Measures

Premium

- Direct Earned Premium was $25.6 million in Q4 2020, an increase of 4.9% compared to the same period in 2019.

GAAP Gross Margin

GAAP Gross Margin was (48.4)% in Q4 2020 compared to (92.1)% in Q4 2019. We refer to Contribution Margin as our primary measure of product profitability.

Loss Ratio and Contribution Margin • Our Accident Quarter Loss Ratio was 56.9% in Q4 2020, representing a 26.9 - point improvement from Q4 2019. • Our Accident Quarter Loss Adjustment Expense Ratio was 9.8%, representing an improvement of 50 basis points from 2019. • Accident Quarter Loss and Loss Adjustment Expense Ratios represent the ulti - mate expected loss and loss adjustment expense from accidents incurred in that period. To determine accident period loss and loss adjustment expenses, we estimate the total number of claims in the accident period and the ultimate val - ue of the claims. The reserve is the value of the claims net of payments already made. Each quarter, the reserves are reassessed for all accident periods back to when we purchased our carrier in 2016. Therefore, prior periods may experience favorable development (reductions in reserves for past periods) or unfavorable development (increases in reserves for past periods). • We had $0.8 million of favorable prior period loss development and $5.5 million of unfavorable prior period loss adjustment expense development. The increase in loss adjustment expense reserves resulted from our annual review when we increased reserves based on the development of litigation costs for claims pri - marily in older accident years, such as 2016 and 2017, shortly after we purchased the carrier. Since then, we have substantially improved our settlement and litigation procedures and believe we are adequately reserved with the requisite mitigation strategies for ongoing accident periods. • Servicing Expenses were 13.5% of Direct Earned Premium, representing an im - provement of 2.3 points from the same period in 2019. Incremental Servicing Expense for new policies was approximately 9% at the end of Q4 2020. • Accident Quarter Contribution Profit was $5.6 million, and Accident Quarter Contribution Margin was 21.4%. These non - GAAP financial measures exclude the results of prior period development on loss and loss adjustment expenses. Incor - porating prior period development, the Calendar Quarter Contribution Margin was 3.4%. Enterprise Software Revenue • Total enterprise software revenue was $2.1 million. As we formed Metromile Enterprise in 2019, we did not recognize any enterprise software revenue in Q4 2019.

Operating Expense (R&D & G&A & Enterprise Costs)

- Total operating expense, which excludes loss, loss adjustment expenses, marketing and sales, and variable costs associated with servicing policies, was $9.3 million, a 28% reduction from the same period in 2019.

Acquisition Expense

- Total marketing, sales, underwriting, and device costs were $3.4 million, compared with $6.9 million for the same period in 2019.

What to expect in 2021

Our three key goals for 2021, in order of priority:

- Protect and enhance our **unit economic advantage** through levers in technology, modeling, and cost efficiencies.
- Rapidly scale the business in **existing states** through known and new channels, and begin bundling homeowners insurance and other products, enabling growth in our Policies in Force. We believe these efforts will open opportunities to reach customers who have broader insurance needs and strengthen retention among existing customers by creating stickier relationships.
- Begin **expanding nationwide** in the second half of 2021 to reach a total addressable market greater than 50% of potential customers, which we expect to enable substantial growth in 2022 and 2023.

Q1 2021

Because the business combination completed in February 2021 and the first quarter is nearly complete, we are providing shareholders with an outlook on select metrics for Q1 2021. Moving forward, we expect to provide an annual outlook as we keenly focus on how the business performs on a year-to-year basis.

- Policies in Force: We expect to end Q1 2021 with between 95,500 and 96,000 Policies in Force. We began accelerating marketing spend in November 2020, as marketing can have a long-tail ramp.
- Accident Quarter Loss Ratio: We expect to end Q1 2021 with an Accident Quarter Loss Ratio between 62.5% and 67.5%.
- Accident Quarter Contribution Margin: We expect to end Q1 2021 with an Accident Quarter Contribution Margin between 6.0% and 11.0%.

F ull Y e ar 2 0 21 • Policies in Force: In 2021, we expect to end the year with between 125,000 and 133,000 Policies in Force. We expect Policies in Force will steadily increase throughout the year as marketing channels mature and we launch in additional markets. • Premium: All measures of premium are subject to driving patterns. Due to the COVID - 19 pandemic, miles driven over the last year have materially changed month - to - month. Given these dynamics, we have chosen not to provide premi - um expectations as near - term driving patterns are unpredictable. Fortunately, because our model prices on a per - mile basis, we expect continued profitable unit economics as we will fairly and accurately bill our customers for the com - mensurate risk. • Accident Year Loss Ratio: We expect Accident Year Loss Ratio will remain be - tween 65% and 70%. Given the nature of the per - mile model, we expect Loss Ratio to be less sensitive to changes in driving patterns. That said, we expect there may be some changes to the nature of each mile driven, as driving returns to an unknown “new normal,” leading to some fluctuation in Loss Ratio. • Accident Year Contribution Margin: We expect to record Accident Year Contri - bution Margin between 8.5% and 13.5%. • Reinsurance: Going forward and given the strength of our current balance sheet, we are working to restructure our current reinsurance programs to allow us to manage our surplus at the insurance carrier at a lower cost of capital. We will continue to monitor our reinsurance needs, including new quota share arrange - ments to maintain adequate capital levels at the insurance company.

Financial Summary:

Metromile, Inc.	**TY**		
All values in $M, except Policies and Avg Prem	**2018**	**2019**	**2020**
Ending Policies in Force	**81,504**	**88,099**	**92,635**
Average Policies in Force	**72,374**	**87,059**	**91,857**
Average Annual Premium per Policy	**1,153**	**1,211**	**1,092**
Ending In Force Premium ($M)	**97.0**	**106.0**	**103.0**
P&L			
Direct Earned Premium	82.1	102.2	99.7
Other Income	0.2	1.0	1.6
Insurance Revenue	**82.3**	**103.3**	**101.3**
Accident Year Losses	66.2	77.4	57.3
Accident Year Loss Adjustment Expense	11.3	12.2	11.5
Servicing Expense	11.2	14.2	14.1
Accident Year Contribution Profit	**(6.4)**	**(0.6)**	**18.4**
Prior Period Development	2.2	(2.2)	6.5
Contribution Profit	**(8.6)**	**1.5**	**11.9**
Enterprise Software Revenue	-	0.8	5.7
Software Development, G&A, and EBS Costs	32.7	45.1	41.0
Operating Profit Before Acquisition Expense	**(41.2)**	**(42.8)**	**(23.4)**
Total Acquisition Expenses (cash basis)	24.4	27.0	14.0
Operating Profit After Acquisition Expense	**(65.7)**	**(69.8)**	**(37.4)**

About Metromile

Metromile (NASDAQ: MILE, MILEW) is a leading digital insurance platform in the United States. With data science as its foundation, Metromile offers real-time, personalized auto insurance policies by the mile, instead of the industry standard approximations and estimates that have historically made prices unfair. Metromile's digitally native offering is built around the modern driver's needs, featuring automated claims, complimentary smart driving features and annual average savings of 47% over what they were paying their previous auto insurer.

In addition, through Metromile Enterprise, it licenses its technology platform to insurance companies around the world. This cloud-based software as a service enables carriers to operate with greater efficiency, automate claims to expedite resolution, reduce losses associated with fraud, and unlock the productivity of employees.

For more information about Metromile, download our iOS and Android apps or visit **metromile.com** and **enterprise.metromile.com**.

Stay connected with us on **LinkedIn** and **Twitter**.

Media inquiries: **Press@metromile.com**
Investor Relations: **IR@metromile.com**

Non-GAAP Financial Measures

This letter contains information relating to contribution profit/(loss), accident year contribution profit/(loss), contribution margin and accident year contribution margin. The non-GAAP financial measures below have not been calculated in accordance with generally accepted accounting principles in the United States ("GAAP"), and should be considered in addition to results prepared in accordance with GAAP and should not be considered as a substitute for, or superior to, GAAP results.

In addition, contribution profit/(loss), accident year contribution profit/(loss), contribution margin and accident year contribution margin should not be construed as indicators of our operating performance, liquidity or cash flows generated by operating, investing and financing activities, as there may be significant factors or trends that these non - GAAP measures fail to address. We caution investors that non - GAAP financial information, by its nature, departs from traditional accounting conventions. Therefore, its use can make it difficult to compare our current results with our results from other reporting periods and with the results of other companies. Our management use these non - GAAP financial measures, in conjunction with GAAP financial measures, as an integral part of managing our business and to, among other things: (1) monitor and evaluate the performance of our business operations and financial performance; (2) facilitate internal comparisons of the historical operat - ing performance of our business operations; (3) facilitate external comparisons of the results of our overall business to the historical operating performance of other compa - nies that may have different capital structures and debt levels; (4) review and assess the operating performance of our management team; (5) analyze and evaluate fi - nancial and strategic planning decisions regarding future operating investments; and (6) plan for and prepare future annual operating budgets and determine appropriate levels of operating investments. For more information regarding the non - GAAP financial measures discussed in this letter, please see “Reconciliation of GAAP to non - GAAP financial measures” below. Forward - Looking Statements This letter contains “forward - looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward - looking statements may be identi - fied by the use of words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “seek,” “should,” “target,” “will,” “would” or the negative of such terms or other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward - looking statements include, but are not limited to, statements regarding our future financial performance, including expected reduction in underwriting costs and timing thereof, statements regarding the impact of future work - from home policies, and our ability to scale, our strategy and expansion plans, including timing thereof, statements regarding new customer deployments of our services, our goals for 2021, as well as projections regarding certain metrics for Q1 2021 and Full Year 2021. Any statements that refer to projections, forecasts or other char - acterizations of future events or circumstances, including any underlying assumptions, are forward - looking statements.

These forward - looking statements are subject to known and unknown risks, uncer - tainties and assumptions about us that may cause our actual results, levels of activ - ity, performance or achievements to be materially different from any future results, levels of activities, performance or achievements expressed or implied by such for - ward - looking statements, including, but not limited to, our ability to recognize the anticipated benefits of our business combination with INSU Acquisition Corp. II, which may be affected by, among other things, competition and the ability of the combined business to grow and manage growth profitably; our financial and business perfor - mance, including financial projections and business metrics and any underlying as - sumptions thereunder; changes in our strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects and plans; the implemen - tation, market acceptance and success of our business model; our ability to scale in a cost - effective manner; developments and projections relating to our competitors and industry; the impact of health epidemics, including the COVID - 19 pandemic, on our business and the actions we may take in response thereto; our expectations re - garding our ability to obtain and maintain intellectual property protection and not infringe on the rights of others; expectations regarding the time during which we will be an emerging growth company under the JOBS Act; our future capital requirements and sources and uses of cash; our ability to obtain funding for future operations; our business, expansion plans and opportunities; and the outcome of any known and un - known litigation and regulatory proceedings. These and other important factors are discussed under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Oper - ations” in our Registration Statement on Form S - 1 and Current Report on Form 8 - K, each filed with the Securities and Exchange Commission (the “SEC”) on February 12, 2021 and in our other filings with the SEC. While we may elect to update or revise such forward - looking statements at some point in the future, we disclaim any obligation to do so.

C o n solida t e d B ala n ce S h e e t s ( In th o us and s , e x ce p t sha r e and p er sha r e am o u n t s) December 31, 2019 December 31, 2020 Assets Investments Marketable securities $ 9,352 $ - Marketable securities - restricted 36,963 24,651 Total investments 46,315 24,651 Cash and cash equivalents 18,687 19,150 Restricted cash and cash equivalents 24,200 31,038 Receivable for securities 225 - Premiums receivable 16,602 16,329 Accounts receivable 5,590 4,999 Reinsurance recoverable on paid loss 12,541 8,475 Reinsurance recoverable on unpaid loss 28,837 33,941 Prepaid reinsurance premium 12,904 13,668 Prepaid expenses and other assets 8,621 7,059 Deferred transaction costs - 3,581 Deferred policy acquisition costs, net 1,421 656 Telematics devices, improvements and equipment, net 10,570 12,716 Website and software development costs, net 16,481 18,401 Intangible assets 7,500 7,500 Total assets $ 210,494 $ 202,164 Liabilities, Convertible Preferred Stock and Stockholders’ Deficit Loss and loss adjustment expense reserves $ 52,222 $ 57,093 Ceded reinsurance premium payable 36,864 27,000 Payable to carriers - premiums and LAE, net 2,553 849 Unearned premium reserve 15,171 16,070 Deferred revenue 5,200 5,817 Accounts payable and accrued expenses 5,911 8,222 Note payable 24,102 51,934 Deferred tax liability 84 - Warrant liability 1,738 83,652 Other liabilities 5,189 8,554 Total liabilities 149,034 259,191 Commitments and contingencies (Note 11) Convertible preferred stock, $ 0 . 0001 par value ; 77 , 497 , 580 , and 88 , 406 , 871 shares authorized as of December 31 , 2019 , and 2020 , respectively ; 67 , 728 , 286 shares issued and outstanding as of December 31 , 2019 and 2020 ; liquidation preference of $ 302 , 397 as of December 31 , 2019 304,469 304,469 Stockholders’ equity (deficit): Common stock, $0.0001 par value; 96,000,000 and 110,000,000 shares authorized as of De - cember 31, 2019 and 2020, respectively; 8,730,377 and 8,855,395 shares issued and outstand - ing as of December 31, 2019 and 2020 1 1 Accumulated paid - in capital 3,816 5,482 Note receivable from executive (408) (415) Accumulated other comprehensive gain/(loss) 60 11 Accumulated deficit (246,478) (366,575) Total stockholders’ deficit (243,009) (361,496) Total liabilities, convertible preferred stock and stockholders’ deficit $ 210,494 $ 202,164

Consolidated Statements of Operations ( In th o us and s , e x ce p t sha r e and p er sha r e am o u n t s)

Consolidated Statements of Cash Flows ( In th o us ands)

Reconciliation of Non - GAAP Financial Measures to their Most Directly Comparable GAAP Financial Measures Reconciliation of Total Revenue to Gross Profit/(Loss), Contribution Profit/(Loss) and Accident Year Contribution Profit/(Loss) - Unaudited

Key Performance Indicators - Unaudited